Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

AMENDMENT NO. 3
TO ETHANOL PURCHASE AND SALE AGREEMENT
BETWEEN CARDINAL ETHANOL, LLC AND MUREX N.A., LTD.
DATED DECEMBER 18, 2006
THIS AMENDMENT NO. 3 TO the ETHANOL PURCHASE AND SALE AGREEMENT (“Amendment”) is made and entered into as of this twenty-seventh (27th) day of July, 2018 (the “Signing Date”) by and between Murex LLC, a Texas limited liability company (“Murex”), (successor in interest to Murex N.A., Ltd.), located at 7160 North Dallas Parkway, Suite 300, Plano, Texas 75024, and Cardinal Ethanol, LLC, an Indiana limited liability company (“Cardinal”), located at 1554 N. 600 E., Union City, IN 47390.
WITNESSETH:
WHEREAS, Murex and Cardinal entered into that certain Ethanol Purchase and Sale Agreement on December 18, 2006 (the “Agreement”); and
WHEREAS, Murex and Cardinal entered Amendment 1 to the Agreement on July 6, 2009; and
WHEREAS, Murex and Cardinal entered Amendment 2 to the Agreement on November 22, 2011; and
WHEREAS, Murex and Cardinal desire to amend certain provisions of said Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
Amendments
Section 1.01 Amendment to Article 1. Definitions. Effective as of the date hereof, Article 1 of the Agreement is amended to read as follows:

Section 1.4 “Buyer” means Murex LLC, a Texas limited liability company Effective January 1, 2013, Murex N.A., Ltd., a Texas limited partnership, converted to Murex LLC, a Texas limited liability company with the address of 7160 North Dallas Parkway, Suite 300, Plano, Texas 75024. Both are treated as partnerships for federal tax purposes. Under Treasury Regulation 30 1.7701-3, the Federal Employer Identification Number did not change. The ownership, employees, contact information and business of the company did not change. Only the company name and type of entity changed.

Section 1.16 “Plant” means the Ethanol production plant located in Randolph County, Indiana, with initial production of 100 million gallons and additional production due to expansion and improvements in efficiency estimated at but not guaranteed to be 132 million gallons per year.
Section 1.02 Amendment to Article 1. Definitions. Effective as of the Effective Date shown below, Article 1 of the Agreement is amended to read as follows:

Section 1.5 “Commission” means for each net gallon that Buyer takes under this Agreement, Buyer shall receive *** per gallon as defined in Section 7.1.

Section 1.10 “Effective Date” means November 18, 2019.

Section 1.03 Amendment to Section 3.1 Initial Term; Renewal. Effective as of the Effective Date, Section 3.1 of the Agreement is amended to read as follows:

    Section 3.1. Initial Term; Renewal. The initial term of the Agreement shall be for an eleven (11) year period (the “Initial Term”), beginning on November 18, 2008, the Date of First Delivery. The Initial Term shall be followed by a renewal term (the “Renewal Term”) of slightly more than three years (ending November 30, 2022) that renews automatically for one-year periods unless notice is given by either party at least ninety (90) days prior to the end of the current term.

Section 1.04 Addition of Section 4.4 D6 Ethanol Renewable Identification Numbers (“RINs”). Effective as of the Effective Date, Section 4.4 of the Agreement is added to read as follows:

Section 4.4 D6 Ethanol RINs. On all ethanol produced, Buyer will handle all RIN activity for Seller through the Environmental Protection Agency (“EPA”) Moderated Transaction System (''EMTS''). In addition, Buyer will submit all regulatory reports required by the EPA following Seller's review and approval. Buyer represents and warrants that all RIN activity reports and regulatory reports will be conducted and completed in accordance with and as required by all applicable laws and regulations.

Section 1.05 Amendment to Section 7.1(a) Determination of Price. Effective as of the Effective Date, Section 7.1(a) of the Agreement is amended to read as follows:

Section 7.1(a) Determination of Price. For all sales of Ethanol by Buyer, where Buyer has agreed to sell Ethanol to third party customers, Buyer agrees to pay to Seller for each Gallon of Ethanol Delivered determined in accordance with Section 5.2 (the “Purchase Price”). The Purchase Price shall be equal to the actual sale price invoiced by Buyer for such Ethanol re-sold by Buyer to such third party customers for the most recent week (the “Sale Price”) less: (i) all Resale Costs, (ii) Taxes (as defined in Section 7.2) paid by Buyer, and (iii) the Commission of *** per gallon.

Section 1.06 Amendment to Section 8.2 Rail Shipment. Effective as of the Signing Date, Section 8.2 of the Agreement is amended to read as follows:

Section 8.2    Rail Shipment. If the Ethanol is being transported by rail, the cost of rail transportation will include, but not be limited to, freight from Delivery Point to destination, accessorial charges, fuel surcharges and excess empty mileage charges.

Section 1.07 Addition of Section 8.3 Tank Cars. Effective as of the Signing Date, Section 8.3 of the Agreement is added to read as follows:

*** Confidential material redacted and filed separately with the Commission

Section 8.3 Tank Cars. Buyer will be responsible for providing a minimum of two hundred twenty five (225) Tank Cars needed for rail transportation and will manage Seller’s Tank Car fleet. Buyer will lease DOT-117 Tank Cars to Seller at *** per Tank Car per month. Buyer will also lease DOT-111 Tank Cars to Seller ***. These amounts will billed by Buyer to Seller on or before the first (1st) day of the month for the previous month, and Seller will pay Buyer no later than the tenth (10th) day of each month for rail car leases. Buyer and Seller will develop a plan and work together to satisfy Seller’s Tank Car needs.

Section 1.08 Addition of Section 8.4 Rail Allowance. Effective as of the date hereof, Section 8.4 of the Agreement is added to read as follows:

Section 8.4 Rail Allowance. Any rail allowance based exclusively on Buyer’s entire rail fleet system will be for Buyer’s account.

Section 1.09 Addition of Section 9.2 Sewaren, New Jersey Terminalling Agreement. Effective as of the date hereof, Section 9.2 of the Agreement is added to read as follows:

Section 9.2 Sewaren, New Jersey Terminalling Agreement. On September 26, 2014, Buyer and Seller entered into a separate Terminalling Agreement providing 60,000 barrels of commingled Ethanol storage at Motiva Enterprises LLC’s (“Motiva”) Sewaren, New Jersey facility. Buyer has a separate agreement with Motiva. Both agreements expire on January 31, 2019. Buyer and Seller will work with Motiva to lower storage costs and extend the Terminalling Agreements to coincide with the termination date of the Renewal Term, November 30, 2022.

Section 1.10 Amendment of Section 10.1 Purchase Price. Effective as of the Signing Date, Section 10.1 of the Agreement is amended to read as follows:

Section 10.1 Purchase Price. Buyer shall pay to Seller the net Purchase Price for each Gallon of Ethanol Delivered under this Agreement as provided in Section 7.1(a) by direct wire transfer or electronic transfer to Seller’s designated bank account. The direct wire transfer or electronic transfer to Seller’s designated bank account (“Payment”) shall be made no later than the *** day after the Friday of the week in which Seller issues the bill of lading for such Gallons sold and delivered during said week. At the time of each Payment Buyer shall forward a statement to Seller setting forth in reasonable detail all third party buyer purchase terms including without limitation, the quantity of Ethanol sold, the purchase prices, and all Resale Costs, Transportation Costs and Commissions directly relating to such third party sale and purchase terms, and the quantity and price of Ethanol purchased by Buyer for its own account (if any).

Section 1.11 Addition of Section 19.20 Other Terms and Conditions. Effective as of the Effective Date, Section 19.20 is added to the Agreement as follows:

Section 19.20 Other Terms and Conditions. Buyer and Seller will continue to look for more efficient reporting and data transfer, and endeavor to implement best practices for mutual benefit.

*** Confidential material redacted and filed separately with the Commission

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

BUYER:

MUREX LLC
a Texas limited liability company

By: /s/ Robert C. Wright
Robert C. Wright
President

SELLER:

CARDINAL ETHANOL, LLC
an Indiana limited liability company

By: /s/ Jeffrey L. Painter
Name: Jeffrey L. Painter
Title: CEO & President